================================================================================

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REEQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only 14A-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          World Acceptance Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                    (TO COME)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------

     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------

     (3) Filing Party:
     -------------------------------------------------------------------------

     (4) Date Filed:
     -------------------------------------------------------------------------
================================================================================

[LOGO] World Acceptance Corporation


                                                                   June 28, 2002

To The Shareholders of
   World Acceptance Corporation:

     In connection with the Annual Meeting of Shareholders of your Company to be held on August 7, 2002, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting and a form of Proxy relating to those matters.

     In addition, we enclose our 2002 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal years.

     You are cordially invited to attend the Annual meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage- paid return envelope so that your shares can be voted in the event that you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the meeting and elect to vote in person. It may also be revoked in the manner set fourth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

                                                  Sincerely yours,

                                                  /s/ Charles D. Walters

                                                  Charles D. Walters
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

                -----------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                -----------------------------------------------

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company's main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 7, 2002, at 11:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

     2. To consider and act upon a proposal to approve the 2002 Stock Option Plan, authorizing the grant of stock purchase options and restricted stock awards for a maximum of 600,000 shares of Common Stock of the Company in the aggregate;

     3. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

     4. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 21, 2002, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.


                                          /s/ Charles D. Walters
                                          Charles D. Walters
                                          Chairman of the Board and
                                          Chief Executive Officer

June 28, 2002

                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607


                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


     The following statement, first mailed on or about June 28, 2002, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 7, 2002, at 11:00 a.m., local time, at the Company's main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

     The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

     1. The election to the Board of the seven (7) nominees named in this Proxy Statement;

     2.   The approval of the 2002 Stock Option Plan; and

     3. The ratification of the Board's selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

     The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company's common stock, no par value (the "Common Stock"), and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, or special letter.

     Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 21, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of outstanding shares (the "Shares") of the Common Stock will be entitled to notice of and to vote at the Meeting.

     The number of outstanding Shares entitled to vote as of the record date was 17,632,402. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors, the approval of the 2002 Stock Option Plan and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

     With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Approval of the 2002 Stock Option Plan and approval of the auditors will be granted if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company's articles of incorporation.

     On June 21, 2002, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name.

                         Ownership of Shares by Certain
                      Beneficial Owners as of June 21, 2002

                                                   Amount and Nature          Percent
Name and Address of Beneficial Owner            of Beneficial Ownership       of Class
------------------------------------            -----------------------       --------
Liberty Wanger Asset Management L.P. (1)               3,041,200                17.2%
WAM Acquisition GP, Inc.
Liberty Acorn Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

Thomas W. Smith (2)                                    2,028,400                11.5%
Thomas N. Tryforos
323 Railroad Avenue
Greenwich, Connecticut 06830

Charles D. Walters (3)                                 1,877,398                10.4%
108 Frederick Street
Greenville, South Carolina 29607

Strong Capital Management, Inc. (4)                    1,792,710                10.2%
Richard S. Strong
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Wasatch Advisors, Inc. (5)                             1,361,865                7.7%
150 Social Hall Avenue
Salt Lake City, Utah 84111

Mills Value Advisor, Inc. (6)                          1,107,151                6.3%
707 East Main Street
Richmond, Virginia 23219

-----------------------
(1) Based on an amended Schedule 13G dated February 14, 2002. Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. report shared dispositive power over all Shares listed, and Liberty Acorn Trust reports shared voting and dispositive power over 2,410,000 of the Shares listed.
(2) Based on an amended Schedule 13G dated February 14, 2002. Each of Mr. Smith and Mr. Tryforos reports shared voting and disposition power over 1,933,600 Shares. Mr. Smith reports sole voting and dispositive power over 94,800 Shares.
(3) Includes 499,866 Shares subject to options exercisable within 60 days of June 21, 2002, and 49,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 49,000 Shares held in trust. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.
(4) Based on a Schedule 13G dated February 13, 2002. Each of Strong Capital Management, Inc. and Mr. Strong report shared voting power over 1,701,310 Shares and shared dispositive power over 1,792,710 Shares.
(5)  Based on amended Schedule 13G dated February 14, 2002.
(6) Based on a phone conversation with a representative of Mills Value Advisor, Inc. on June 19, 2001.

                              ELECTION OF DIRECTORS

     The Company's bylaws provide for seven directors. The Board of Directors makes nominations for director candidates. It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

     Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served.

     Each director who is not an employee of the Company currently is paid a $3,000 quarterly retainer, plus $500 for each meeting of the Board of Directors attended and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director received options to purchase 6,000 Shares on April 30 of each of the last 10 years and 1,500 shares on May 14, 2002, pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options was the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

     The Board of Directors maintains an Audit Committee on which Messrs. Bramlett, Hummers and Way served during fiscal 2002. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related-party transactions. The Audit Committee met five times during the most recent fiscal year, including quarterly conference calls with management and the Company's independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under "Appointment of Independent Public Accountants."

     The Board of Directors also maintains a Stock Option Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. This Stock Option Committee administers the Company's 1992 and 1994 Stock Option Plans. The Stock Option Committee met two times during the most recent fiscal year.

     The Board also maintains a Compensation Committee on which Messrs. Bramlett, Gilreath, Hummers and Way serve. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met twice during the most recent fiscal year.

     The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

     CHARLES D. WALTERS (63), Chairman and Chief Executive Officer, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and chief executive officer since July 1991 and as a director since April 1989. Mr. Walters served as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

     DOUGLAS R. JONES (50), President and Chief Operating Officer, World Acceptance Corporation. Mr. Jones has served as president and chief operating officer since August 1999 and as a director since May 2001. Prior to August 1999, Mr. Jones was a regional operations director for Associates Financial Services, Inc. Mr. Jones was employed by Associates Financial Services, Inc. in various positions from August 1977 until June 1999.

     A. ALEXANDER McLEAN, III (51), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as executive vice president since August 1996, senior vice president since 1992, and as vice president and chief financial officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

     JAMES R. GILREATH (60), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

     WILLIAM S. HUMMERS, III (56), Executive Vice President, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc. Mr. Hummers has served as a director of the Company since April 1989.

     CHARLES D. WAY (49), Chairman, President, and Chief Executive Officer, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since

1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

     KEN R. BRAMLETT, JR. (42), Senior Vice President, and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996, as chief financial officer from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett has served as a director of the Company since October 1993.

     The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 21, 2002, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

           OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 21, 2002

                                                                              Shares Beneficially Owned
                                                                       --------------------------------------
Name of Individual or Number in Group                                  Amount /(1)/          Percent of Class
-------------------------------------                                  ------                ----------------
Charles D. Walters ..................................................    1,877,398 /(2)/             10.4%
A. Alexander McLean, III ............................................      466,360 /(3)/              2.6%
James R. Gilreath ...................................................      156,000 /(4)/                 *
Charles D. Way ......................................................       65,500                       *
Ken R. Bramlett, Jr. ................................................       55,300                       *
William S. Hummers, III .............................................       49,780                       *
Mark C. Roland ......................................................       41,000                       *
Douglas R. Jones ....................................................       39,000                       *
Charles F. Gardner, Jr. .............................................       37,700                       *

Director and all executive
    officers as a group (11 persons) ................................    2,788,038                   14.8%

------------------------
*Less than 1%.

/(1)/ Includes the following Shares subject to options exercisable within 60 days of June 21, 2002: Mr. Walters - 499,866; Mr. McLean - 387,351; Mr. Gilreath - 55,500; Mr. Way - 55,500; Mr. Bramlett - 49,500; Mr. Hummers - 43,500; Mr. Roland - 41,000; Mr. Jones - 34,000; Mr. Gardner - 37,700;
      Directors and Executive Officers as a group - 1,203,917.

/(2)/ Includes 49,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 190,857 Shares held by a family limited partnership of which Mr. Walters is the general partner.

/(3)/ Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

/(4)/ Includes 7,500 Shares held in a profit-sharing trust for which Mr.
      Gilreath serves as trustee. Also includes 90,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2002, except that one report with respect to one transaction was filed late for each of Messrs. Walters, Jones, McLean, Roland and Gardner.

                               SHAREHOLDER RETURN

     Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1997.

               Comparison of Cumulative Total Return Between World Acceptance Corporation, NASDAQ Composite Index and
                             NASDAQ Financial Index

                                3-31-97       3-31-98        3-31-99        3-31-00         3-31-01      3-31-02
World Acceptance Corporation    100.00        117.78          95.56          90.01          118.93       124.80
Nasdaq Composit Index           100.00        151.57         204.79         380.91          152.34       153.41
Nasdaq Financial Index          100.00        155.68         140.28         132.95          147.02       183.01

                             EXECUTIVE COMPENSATION

    Joint Report of the Compensation Committee and the Stock Option Committee

Compensation Committee

     The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

Stock Option Committee

     The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

     The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and other employees and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that vest over a period of time.

     The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and in accordance with incentive compensation plans described below: Messrs. Walters and McLean since the beginning of fiscal 1995, and Mr. Jones since August 1999. The Compensation Committee believes that it is desirable to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

     For fiscal 2002 Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Jones, and McLean for fiscal 2002 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") and based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, (3) expense control, and (4) control of loan charge-offs. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense and charge-off control are the three most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Jones, and McLean in fiscal 2002 were as follows: earnings per share--35%; growth in loans receivable--25%; expense control--25%; and charge-off control - 15%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 22.5% to 135% of base salary for Mr. Jones, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 2002 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2002, the Company achieved maximum performance levels with respect to its goals for earnings per share and expense control and minimum level, with respect to growth in loans receivable and charge-off control, and as a result, the cash bonuses payable under the Executive Incentive Plan amounted to 100.0%, 90.0% and 80.0% of base salary for Messrs. Walters, Jones, and McLean, respectively.

     The compensation of the Company's other two executive officers, Mr. Roland and Mr. Gardner, provide for bonuses which are based 50% on the achievement of business unit performance goals and 50% on the same Company performance goals that determine the compensation of Messrs. Walters, Jones, and McLean.

     Historically, the long-term incentive components of the Company's executive compensation have been stock options and restricted stock awards under the 1992 and 1994 Stock Option Plans. Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

     As described below under "Approval of 2002 Stock Option Plan," the Board of Directors has approved, subject to shareholder approval, the 2002 Stock Option Plan to provide for the continued grant of stock options and restricted stock awards to enable the Company to attract and retain employees of outstanding competence.

     Section 162(m) of the Internal Revenue Code prohibits publicly held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to consider the effects of Section 162(m) in determining whether any of the committees' policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of Chief Executive Officer

     Mr. Walters' compensation for fiscal 2002 was determined in the manner and in accordance with the policies described above.

     During fiscal 2002, the Company continued to experience dramatic improvement in its operating performance. For the 12 months ended March 31, 2002, the Company earned $19.3 million, representing a 24.0% increase over the prior year, a 9.9% return on average assets and a 21.2% return on average equity. During the last three fiscal years ended March 31, 2000, 2001, and 2002, Mr. Walters has overseen increases in the Company's office network of 31, 10, and 21 net new offices, respectively; and in gross loans receivable, the Company's primary earning assets, of 16%, 22%, and 7%, respectively. Additionally, the Compensation Committee has compared Mr. Walters compensation package to those of chief executive officers of similar companies. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.

     COMPENSATION COMMITTEE        STOCK OPTION COMMITTEE

     Ken R. Bramlett, Jr.          Ken R. Bramlett, Jr.
     James R. Gilreath             James R. Gilreath
     William S. Hummers, III       William S. Hummers, III
     Charles D. Way                Charles D. Way

Compensation Committee Interlocks and Insider Participation

     During fiscal 2002, Messrs. Bramlett, Gilreath, Hummers, and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which since 1989 has served and will continue to serve as counsel to the Company.

     Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2002, 2001 and 2000 with respect to the chief executive officer of the Company and, except as otherwise noted, the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2002. Mr. Jones became an executive officer during fiscal 2000 and Mr. Gardner became an executive officer during fiscal 2001.

                           Summary Compensation Table

                                                                                        Long-Term
                                                  Annual Compensation              Compensation Award
                                         -------------------------------------     ------------------
                                                                 Other Annual    Securities Underlying       All Other
Name and Principal Position       Year   Salary($)  Bonus($)   Compensation($)        Options (#)        Compensation($)
---------------------------       ----   ---------  --------   ---------------        -----------        ---------------
Charles D. Walters                2002   266,666    268,000         /(1)/                20,000              16,921/(2)/
   Chairman and Chief             2001   258,791    358,000         /(1)/                     -              22,550/(3)/
   Executive Officer              2000   248,918    399,121         /(1)/                50,000              29,764/(4)/

Douglas R. Jones                  2002   195,917    178,200         /(1)/                20,000               3,499/(5)/
   President and Chief            2001   183,750    217,035         /(1)/                20,000               1,394/(5)/
   Operating Officer              2000   123,958    236,250         /(1)/                50,000                   -

A. Alexander McLean, III          2002   187,500    151,200         /(1)/                20,000               3,472/(5)/
   Executive Vice President       2001   178,817    200,533         /(1)/                     -               5,303/(5)/
   and Chief Financial Officer    2000   170,132    220,818         /(1)/                50,000               5,125/(5)/

Mark C. Roland                    2002   137,183     91,005         /(1)/                10,000               3,464/(5)/
   Senior Vice President          2001   129,368    107,661         /(1)/                10,000               5,306/(5)/
   Eastern Division               2000   122,231    105,000         /(1)/                10,000               3,572/(5)/

Charles F. Gardner, Jr.           2002   100,333     72,997         /(1)/                10,000               3,384/(5)/
   Senior Vice President          2001    86,558     82,335         /(1)/                10,000               3,213/(5)/
   Western Division               2000    71,931     20,000         /(1)/                 3,000               2,612/(5)/

----------------------------

/(1)/ Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

/(2)/ Includes $3,465 in company-matching contributions under the Company's 401(k) plan and $13,456 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(3)/ Includes $5,304 in company-matching contributions under the Company's 401(k) plan and $17,246 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(4)/ Includes $5,173 in company-matching contributions under the Company's 401(k) plan and $24,591 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

/(5)/ Amount represents company-matching contributions under the Company's 401(k) plan.


       Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2002, to the named officers. Messrs. Walters and McLean received no option grants during the last fiscal year.


                     Option Grants in Last Fiscal Year/(1)/

                                     Individual Grants
                                 -------------------------
                                                 % of Total                                     Potential Realized
                                  Number of        Options                                       Value at Assumed
                                 Securities      Granted to                                    Annual Rates of Stock
                                 Underlying       Employees        Exercise or                Price Appreciation for
                                   Options        in Fiscal        Base Price    Expiration       Option Term/(2)/
Name                             Granted (#)      Year (%)        ($/Sh)/(1)/      Date       5% ($)      10% ($)
----                             -----------      --------        -----------      ----       ------      -------
Charles D. Walters ............     20,000           6.6              8.39        10/17/12    105,600      267,400

Douglas R. Jones ..............     20,000           6.6              8.39        10/17/12    105,600      267,400

A. A. McLean, III .............     20,000           6.6              8.39        10/17/12    105,600      267,400

Mark C. Roland ................     10,000           3.3              8.39        10/17/12     52,800      133,700

Charles F. Gardner, Jr. .......     10,000           3.3              8.39        10/17/12     52,800      133,700

-------------------------------

/(1)/ All Options shown in this table were granted under the Company's 1994 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the closing sale price of the Shares as quoted on the NASDAQ National Market System).

/(2)/ These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

     Option Exercises and Year-End Value Table. The following table sets forth information with respect to option exercises and unexercised options held as of March 31, 2002.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                           Number of Securities              Value of Unexercised
                                                          Underlying Unexercised                 In-the-Money
                                    Shares                 Options at FY-End (#)          Options at FY-End ($)/(1)/
                                   Acquired      Value     ---------------------          ---------------------------
Name                              on Exercise   Realized    Exercisable    Unexercisable   Exercisable Unexercisable
----                              -----------   --------    -----------    -------------   ----------- -------------
Charles D. Walters ............      75,000     $304,552      499,866          20,000        169,392            -
Douglas R. Jones ..............           -            -       24,000          66,000         32,732       68,978
A. Alexander McLean, III ......      30,000     $118,200      387,351          20,000        206,211            -
Mark C. Roland ................       9,000     $ 36,690       50,000          33,000         40,346       41,494
Charles F. Gardner, Jr. .......      10,500     $ 42,624       37,700          22,800         36,057       24,118

----------------------------------------

/(1)/ The fair market value used for computations in this column was $7.02, which was the last sales price of the shares on March 28, 2002.

     Employment and Severance Agreements. The Company maintains employment agreements with Messrs. Walters, Jones and McLean. These agreements expire on April 1, 2003, for Messrs. Walters and McLean and on August 16, 2002, for Mr. Jones. The terms of these agreements are three years and provide for current annual base salaries of not less than $276,000, $210,000 and $198,450, for Messrs. Walters, Jones and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievement of certain pre-established performance criteria. For fiscal 2002, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, the control of general and administrative expense within certain limits, and control over the level of charge-offs.

     Under the agreements with Messrs. Walters, Jones and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

     Messrs. Walters, Jones and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

Supplemental Executive Retirement Plan

     The Company has instituted a Supplemental Executive Retirement Plan ("SERP"), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued satisfactory performance by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the Company. The Company has currently entered into SERP contracts with approximately eight senior level managers, five of which are named executive officers. The SERP contracts provide for a retirement benefit of 45% of the executive's final base salary, multiplied by a "Days of Service Fraction" should the executive elect early retirement. No executive will be granted early retirement until he has reached age 57 and has been a participant of the plan for at least eight years. The expected benefits associated with such persons, assuming retirement at age 65, are as follows:

                            Year of   Retirement   Annual Retirement      Duration of
Name                         Birth        Age           Benefit        Retirement Benefits
Charles D. Walters            1939         65          $133,615             15 years
Douglas R. Jones              1951         65           141,331             15 years
A. Alexander McLean III       1951         65           139,638             15 years
Mark C. Roland                1956         65           122,316             15 years
Charles F. Gardner, Jr.       1961         65            94,659             15 years

Approval of 2002 Stock Option Plan

     The Board is submitting the Company's 2002 Stock Option Plan (the "2002 Plan") to the shareholders for their approval. The Board approved the 2002 Plan and it became effective on May 14, 2002, subject to shareholder approval. As of the date of this statement, no stock options or restricted stock awards have been granted under the 2002 Plan.

     The Board believes that adoption of the 2002 Plan is in the best interests of the Company because of the need to provide equity incentive awards to attract, retain and motivate quality employees and directors, to remain competitive in the industry and to identify participants' interests with those of the Company's other shareholders. For these reasons, the Board unanimously recommends a vote FOR the adoption of the 2002 Plan.

     The principal provisions of the 2002 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2002 Plan, a copy of which is attached to this statement as Appendix A.

Summary of the 2002 Plan

     General. The 2002 Plan provides that the Company may grant options to purchase Common Stock to employees and directors and restricted stock awards to employees. The purpose of the 2002 Plan is to promote the growth and long-term financial interest of the Company by increasing personal participation of directors and employees in the financial performance of the Company and motivating them to achieve long-range goals and by enabling the Company to attract and retain directors and employees of outstanding competence.

     Shares Subject to the Plan. An aggregate of 600,000 Shares (assuming approval of the 2002 Plan) have been reserved by the Board for issuance under the 2002 Plan. If any award pursuant to the 2002 Plan is forfeited for any reason, the Shares released from such award will again become available for issuance under the 2002 Plan. If the exercise price of any option is satisfied using Shares, only the number of Shares issued net of the Shares so used will count against the maximum number available for issuance. None of the Shares authorized under the Company's 1992 or 1994 Stock Option Plans will be made available under the 2002 Plan. The number of Shares that may be delivered under the 2002 Plan (as well as the exercise prices of outstanding options) will be adjusted to reflect any change in the capitalization of the Company as contemplated in the 2002 Plan.

     Administration. The 2002 Plan will be administered by a committee of the Board, the members of which are appointed by the Board. The committee must be comprised of two or more members of the Board who are not employees of the Company[, and the Board also intends to appoint to the committee directors who are "outside directors" as that term is defined pursuant to Section 162(m) of the Internal Revenue Code, as amended (the "Code")]. Subject to the terms of the 2002 Plan, the Committee will determine the employees who are to receive awards, the timing of awards, the number of Shares subject to each award and the terms and conditions of such awards. The Committee also has complete authority to interpret all terms and provisions of the 2002 Plan and the awards granted thereunder and to establish and amend rules and regulations for the 2002 Plan.

     The Committee may designate selected Committee members or other persons to assist the Committee in the administration of the 2002 Plan and may grant authority to such persons to execute documents, including award agreements, on behalf of the Committee.

     Eligibility. Employees and directors (whether or not they are employees) may receive options under the 2002 Plan, while only employees (including employees who are directors) are eligible to receive restricted stock awards. As of the date of this statement, approximately 1,500 employees are eligible to receive options and restricted stock awards under the 2002 Plan, including employees who are directors, and all four of the Company's non-employee directors are eligible to receive options (in each case, assuming the shareholders approve the 2002 Plan).

     Terms of Options and Restricted Stock Awards. The 2002 Plan permits the granting of options that are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code and those that are not intended to qualify under Section 422 of the code ("NQOs"). ISOs may be granted only to employees, and a maximum of 200,000 Shares may be issued pursuant to ISOs over the life of the 2002 Plan. The exercise price for each option granted under the 2002 Plan must be at least 100% of the fair market value of a Share at the time the option is granted. "Fair market value" is generally defined as the closing sales price per Share on the trading day before the date the Committee grants the option. Options are exercisable within the times and upon the conditions as the Committee may determine, as set forth in the applicable option agreement. The 2002 Plan expressly prohibits the repricing of options, whether by lowering their exercise price or by requiring that they be surrendered to the Company in exchange for options with a lower exercise price. No person will be eligible to receive options with respect to more than 75,000 Shares in any calendar year under the 2002 Plan.

     The Committee will determine the terms of any restricted stock awards made under the 2002 Plan. A maximum of 100,000 Shares may be issued pursuant to restricted stock awards.

     Restricted stock awards may be conditioned on the achievement of one or more performance measures based on the financial results or condition of the Company or a division or facility of the Company. These performance measures may be based on any one or more of the following, as selected by the Committee: economic profit, operating profit, net earnings, net income, pretax income, consolidated operating income, segment operating income, return on equity, return on assets, return on capital, earnings growth, cash flow, working capital, share appreciation, total shareholder return, total business return, EBITDA, and earnings per share of Common Stock. For such performance-based restricted stock awards, the grant of the awards and the establishment of the performance measures must be made during the period required under Section 162(m) of the Code. In addition, no more than 25,000 shares of Common Stock may be subject to performance-based awards granted to any one individual during any calendar year.

     To the extent that any options or restricted stock awards are subject to vesting requirements, the 2002 Plan provides that such vesting requirements will be eliminated immediately in the event of any change in control of the Company (as defined in the 2002 Plan) so that all options will thereafter become immediately available and each participant will immediately enjoy the full incidents of ownership of any Shares of restricted stock awarded under the 2002 Plan.

     The option or restricted stock agreement for each award under the 2002 Plan will set forth the rules on transferability of the award. ISOs will be transferable only by will or by the laws of descent and distribution.

     Amendment of Plan, Options and Restricted Stock Awards. In general, the Committee may at any time suspend, amend or terminate the 2002 Plan. However, amendments that would: (i) alter the prohibition on repricing options, (ii) increase the number of Shares issuable under the 2002 Plan, either generally or to any one participant during a calendar year, or the number of Shares issuable pursuant to ISOs or restricted stock awards or (iii) decrease the minimum exercise price of options, require the approval of holders of a majority of the Company's Common Stock. The Committee may also amend the terms and conditions of any outstanding award. However, no action may be taken that would alter or impair any rights or obligations under any outstanding award without the consent of the holder of such award.

     Equity Plan Compensation Information. The following table sets forth certain information as of March 31, 2002, regarding the Company's two existing equity compensation plans (other than the 2002 Plan being proposed for shareholder approval), the 1992 Stock Option Plan and the 1994 Stock Option Plan. Both of these plans have been approved by the Company's shareholders.

                      Equity Compensation Plan Information
                              as of March 31, 2002

                        Number of securities to      Weighted-average            Number of securities
                        be issued upon exercise      exercise price of          remaining available for
                        of outstanding option,     outstanding options,      future issuance under equity
   Plan Category          warrants and rights       warrants and rights           compensation plans
   -------------          -------------------       -------------------           ------------------
All equity
compensation plans
approved by security
holders                        2,897,568                   $7.00                        70,896

     Federal Income Tax Consequences.

     THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND TO PARTICIPANTS UNDER THE 2002 PLAN. TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES TO ANY PERSON OR ENTITY TO WHOM OR WHICH AN AWARD IS TRANSFERRED OR TO A TRANSFERRING PARTICIPANT. EACH PARTICIPANT AND TRANSFEREE OF AN AWARD IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

     Options. A participant who is granted an option (either an ISO or NQO) will not recognize income at the time of grant (unless the participant is subject to the federal alternative minimum tax), and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a NQO, the excess of the Share's fair market value on the exercise date over the exercise price will be considered ordinary income to the participant. The Company is entitled to a tax deduction at the same time and in the same amount, provided that the Company complies with the applicable withholding requirements. Upon exercise of an ISO, the participant will not recognize taxable income, and the Company is not entitled to a tax deduction by reason of such exercise. However, if Shares purchased pursuant to the exercise of an ISO are sold within two years from the date of grant or within one year after the transfer of such Shares to the participant, then the gain realized upon such disposition, up to the difference between the fair market value of the Shares at the date of exercise and the exercise price will be considered ordinary income, and the Company will be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of Shares purchased upon exercise of either a NQO or an ISO, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss.

     Restricted Stock Awards. Generally, a participant who receives a restricted stock award will be taxed at ordinary income rates on the value of the vested portion of such award in the year in which such portion vests, and the Company will be entitled to take a tax deduction at that time and in the same amount.

     Effective Date; Duration. As noted above, the 2002 Plan became effective on May 14, 2002. Its continued existence is subject to the approval by holders of a majority of the outstanding Shares of Common Stock. If approved and unless earlier terminated by the Board or Committee, the 2002 Plan will terminate May 14, 2012.

     As of June 28, 2002, no options or restricted stock awards have been granted or proposed to be granted under the 2002 Plan.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

     The Audit Committee Reviews the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility as members of the Audit Committee is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company's financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact "independent."

     In this context, the Audit Committee met with management and the independent accountants to review and discuss the March 31, 2002, audited consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence. In particular, the Audit Committee considered whether the provision of the services set forth below in "All Other Fees" is compatible with maintaining the independence of the accountants.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman
Ken R. Bramlett, Jr.
William S. Hummers, III

Audit Fees

     For fiscal year 2002, KPMG LLP billed the Company an aggregate of $94,000 for professional services rendered for the audit of the Company's annual financial statements for the year ended March 31, 2001 and reviews of the financial statements included in the Company's Forms 10-Q for that year.

All Other Fees

     For fiscal year 2002, KPMG LLP billed the Company an aggregate of $79,000 for other fees. These fees included services primarily for tax compliance ($52,000), tax consulting ($8,000), the audit of the employee benefit plan ($13,000) and other miscellaneous items ($6,000).

     The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current fiscal year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG LLP for the purposes set forth above. The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

     Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

     Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

     The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

                PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on February 28, 2003, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year's annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 14, 2003.

                                  OTHER MATTERS

     The Board and the Company's officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgement.

      You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.



                                         /s/ Charles D. Walters
                                         CHARLES D WALTERS
                                         Chairman of the Board and
                                         Chief Executive Officer

June 28, 2002
                                       19

                                                                      APPENDIX A

                          WORLD ACCEPTANCE CORPORATION
                             2002 STOCK OPTION PLAN

                                   SECTION 1

                                    GENERAL

1.1 Purpose. This World Acceptance Corporation Stock Option Plan (this "Plan") has been established by World Acceptance Corporation (the "Company") to (i) attract and retain the services of persons eligible to participate in this Plan;
(ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions hereof, the Committee shall determine and designate, from time to time, from among the Eligible Employees (including transferees of Eligible Employees to the extent the transfer is permitted by the terms of this Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" herein. Each member from time to time of the Board of Directors of the Company (the "Board") shall also be a Participant with respect to Awards granted under Section 3.

1.3 Operation, Administration, and Definitions. The operation and administration of this Plan, including the Awards made hereunder, shall be subject to the provisions of Section 5. Capitalized terms shall be defined as set forth herein (including the definition provisions of Section 9).

                                   SECTION 2

                                EMPLOYEE OPTIONS

2.1 Grant of Options. The Committee may, in its discretion, from time to time grant to Eligible Employees options to purchase Stock (each, an "Option"), subject to the terms and conditions of this Plan, at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an ISO or an NQO, as determined in the discretion of the Committee. An "ISO" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. An "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

2.2 Exercise Price. The "Exercise Price" of each Option granted under this
Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.3 Exercise. An Option granted under this Section 2 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

     (a) Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.4(c), payment may be made as soon as practicable after the exercise).

     (b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 Settlement of Award. Settlement of Options is subject to Section 5.7.

2.6 Repricing. Except for adjustments pursuant to Section 5.2(f) (relating to the adjustment of shares), the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

                                   SECTION 3

                                DIRECTOR OPTIONS

3.1 Grant of Options. The Committee may, in its discretion, from time to time grant Options to members of the Board who are not employees of the Company or any of its Subsidiaries, subject to the terms and conditions of this Plan, at an Exercise Price established by the Committee. Each Option granted under this
Section 3 will be an NQO.

3.2 Exercise Price. The "Exercise Price" of each Option granted under this
Section 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

3.3 Exercise. An Option granted under this Section 3 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

3.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

     (a) Subject to the following provisions of this Section 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 3.4(c), payment may be made as soon as practicable after the exercise).

     (b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

3.5 Settlement of Award. Settlement of Options is subject to Section 5.7.

3.6 Repricing. Except for adjustments pursuant to Section 5.2(f) (relating to the adjustment of shares), the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

                                   SECTION 4

                            RESTRICTED STOCK AWARDS

4.1 Award of Restricted Stock. Subject to the terms and conditions of this Plan, the Committee may, in its discretion, from time to time grant to Eligible Employees shares of Stock that are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee (such shares of Stock, "Restricted Stock").

4.2 Restrictions on Awards. Each Award of Restricted Stock shall be subject to the following:

     (a) Any such Restricted Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

     (b) The Committee may designate whether any such Restricted Stock Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. All such Restricted Stock Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the Committee: economic profit, operating profit, net earnings, net income, pretax income, consolidated operating income, segment operating income, return on equity, return on assets, return on capital, earnings growth, cash flow, working capital, share appreciation, total shareholder return, total business return, EBITDA, and earnings per share of the Stock of the Company. Where applicable, performance measures may be measured on a Company, division or facility level, as determined by the Committee. For awards under this Section 4 intended to be "performance-based compensation," the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code section 162(m).

                                   SECTION 5

                          OPERATION AND ADMINISTRATION

5.1 Effective Date. Subject to the approval of the shareholders of the Company at the Company's 2002 annual meeting of its shareholders, this Plan shall be effective as of May 14, 2002 (the "Effective Date"); provided, however, that to the extent that Awards are granted hereunder prior to such approval by shareholders, such Awards shall be contingent on approval of this Plan by the shareholders of the Company at such annual meeting. This Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted hereunder after the ten-year anniversary of the Effective Date.

5.2 Shares Subject to Plan. The shares of Stock for which Awards may be granted under this Plan shall be subject to the following:

     (a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, including shares subsequently reacquired by the Company, whether purchased in the open market or in private transactions.

     (b) Subject to the following provisions of this Section 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 600,000 shares.

     (c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

     (d) If the exercise price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

     (e) Subject to Section 5.2(f), the following additional maximums are imposed under the Plan.

          (i) The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be 200,000 shares.

          (ii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options) shall be 75,000 shares during any one calendar-year period.

          (iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 4 (relating to Restricted Stock Awards) shall be 100,000 shares.

          (iv) For Restricted Stock Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than 25,000 shares of Stock may be subject to such Awards granted to any one individual during any one-calendar-year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

     (f)In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable.

5.3 General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

     (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, automated inter-dealer quotation system or similar entity.

5.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

5.5 Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5.6 Dividends and Dividend Equivalents. An Award (including without limitation an Option) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

5.7 Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as "settlement" of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

5.8 Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10 Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

5.11 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13 Limitation of Implied Rights.

     (a) Neither a Participant nor any other person shall, by reason of participation in this Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability hereunder. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under this Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained herein shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

     (b) This Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit hereunder, unless such right or claim has specifically accrued under the terms of this Plan. Except as otherwise provided herein, no Award under this Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                                   SECTION 6

                               CHANGE IN CONTROL

Subject to the provisions of Section 5.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

          (i)  All outstanding Options shall become fully exercisable.

          (ii) All Restricted Stock shall become fully vested.

                                   SECTION 7

                                   COMMITTEE

7.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Subsidiary. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action hereunder that would otherwise be the responsibility of the Committee.

7.2 Powers of Committee. The Committee's administration of this Plan shall be subject to the following:

     (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards under Sections 2 and 4, to determine the time or times of receipt, to determine the types of all Awards hereunder and the number of shares covered by such Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

     (b) To the extent that the Committee determines that the restrictions imposed hereby preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

     (c) The Committee will have the authority and discretion to interpret this Plan, to establish, amend, and rescind any rules and regulations relating hereto, to determine the terms and provisions of any Award Agreement made pursuant hereto, and to make all other determinations that may be necessary or advisable for the administration of this Plan.

     (d) Any interpretation of this Plan by the Committee and any decision made by it hereunder is final and binding on all persons.

     (e) In controlling and managing the operation and administration of this Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

7.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, automated inter-dealer quotation system or similar entity, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4 Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits hereunder must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                   SECTION 8

                           AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that (i) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, (ii) no amendment may increase the limitations on the number of shares set forth in Sections 5.2(b) and (e) or decrease the minimum Exercise Price set forth in Sections 2.2 and 3.2, unless such amendment is approved by the Company's shareholders, (iii) the provisions of Sections 2.6 and 3.6 cannot be amended unless the amendment is approved by the Company's shareholders and (iv) adjustments pursuant to Section 5.2(f) shall not be subject to the foregoing limitations of this Section 8.

                                   SECTION 9

                                 DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

     (a) Award. The term "Award" shall mean any grant of Options or award of Restricted Stock under this Plan.

     (b) Board. The term "Board" shall mean the Board of Directors of the Company.

     (c) Change in Control. The term "Change in Control" means any of the following:

          (i) A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Company and such offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting powers of the Company's then outstanding voting securities;

          (ii) The Company is merged or consolidated with another entity and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former stockholders of the Company, other than "affiliates" within the meaning of the Securities Exchange Act of 1934 or any party to such merger or consolidation;

          (iii) The Company transfers substantially all of its assets to another entity that is not a wholly owned subsidiary of the Company;

          (iv) Any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Company; or

          (v) As a result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board immediately prior to the transaction cease to constitute at least a majority thereof.

     (d) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

     (e) Eligible Employee. The term "Eligible Employee" shall mean any salaried employee of the Company or a Subsidiary. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the

Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

     (f) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock as of any date, the following rules shall apply:

          (i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the "Fair Market Value" as of that date shall be the closing price of the Stock on the immediately preceding date on the principal exchange or market on which the Stock is then listed or admitted to trading.

          (ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the "Fair Market Value" as of that date shall be the closing price for the Stock on the immediately preceding date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

          (iii) If the immediately preceding date is not a business day, and as a result, clauses (i) and (ii) above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If such clauses are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

     (g) Subsidiaries. The term "Subsidiary" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

     (h) Stock. The term "Stock" shall mean shares of common stock of the Company.

                       [LOGO]World Acceptance Corporation

                            Notice of Annual Meeting

                                       and

                                 Proxy Statement

                                 Annual Meeting
                                 of Shareholders
                                  to be held on
                                 August 7, 2002

                                      FRONT
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                          WORLD ACCEPTANCE CORPORATION

  Revocable Proxy        ANNUAL MEETING OF SHAREHOLDERS
                          to be held on August 7, 2002

          This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the "Company") held of record by the undersigned on June 21, 2002 at the annual meeting of shareholders to be held on August 7, 2002 or any adjournment thereof.

1. ELECTION OF DIRECTORS   FOR all nominees listed below                  WITHHOLD AUTHORITY
                           (except as marked to the contrary below) [_]   to vote for all nominees listed below [_]

 (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         Charles D. Walters; Douglas R. Jones; A. Alexander McLean, III;
                  James R. Gilreath; William S. Hummers, III;
                    Charles D. Way; and Ken R. Bramlett, Jr.

2. PROPOSAL TO APPROVE THE 2002 STOCK OPTION PLAN

                  [_] FOR      [_] AGAINST      [_] ABSTAIN

3. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG LLP as the Company's independent public accountants

                  [_] FOR      [_] AGAINST      [_] ABSTAIN

       Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

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                                      BACK
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4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

                       DATED: ___________________________________________, 2002


                       _________________________________________________________
                       Signature

                       _________________________________________________________
                       Signature if held jointly

                  --------------------------------------------------------------
                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE

                  --------------------------------------------------------------

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